All Funds:
- Add disclosure/language regarding use of derivatives to all municipal income and large cap funds
- All funds would have the ability to use futures, options or swap agreements, as well as other derivatives, to manage risk or to enhance return

Value Fund
- Invests in common stocks of companies with market capitalizations of $3 billion or more
- Up to 15% of total assets in foreign securities through ADRs and similar investments

                                   FUNDS TRUST
                                   -----------

                  RESOLVED, that the amendments to the investment objectives, strategies and permitted investments of the Large Cap and Muni Funds, as presented at this meeting, be, and they hereby are, approved; and

                  FURTHER RESOLVED, that the Officers be, and each hereby is, authorized and directed to take such additional actions, including filing any necessary documents with the SEC, and to execute and deliver on behalf of Funds Trust such other documents or instruments as they deem appropriate or advisable in furtherance of the matters contemplated by the above resolutions, his or her authority therefore to be conclusively evidenced by the taking of any such action or the execution or delivery of any such documents.

                                 VARIABLE TRUST
                                 --------------

                  RESOLVED, that the amendments to the investment strategies and permitted investments of the VT Large Company Core Fund, as presented at this meeting, be, and they hereby are, approved; and

                  FURTHER RESOLVED, that the Officers be, and each hereby is, authorized and directed to take such additional actions, including filing any necessary documents with the SEC, and to execute and deliver on behalf of Variable Trust such other documents or instruments as they deem appropriate or advisable in furtherance of the matters contemplated by the above resolutions, his or her authority therefore to be conclusively evidenced by the taking of any such action or the execution or delivery of any such documents.